UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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AK STEEL HOLDING CORPORATION

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The following letter will be sent to certain stockholders of AK Steel Holding Corporation (“AK Steel” or the “Company”) beginning on or about May 15, 2012.

May 14, 2012

Re:	2012 Annual Meeting of Stockholders – Non-binding advisory vote to approve the compensation of AK Steel’s Named Executive Officers (Proposal 3)

Dear AK Steel Stockholder:

At the 2012 Annual Meeting of Stockholders, the Company’s stockholders will submit an advisory vote on the compensation of our Named Executive Officers. AK Steel requests, and its Board of Directors strongly recommends, that you vote FOR the advisory vote to approve the compensation of the Company’s Named Executive Officers (Proposal 3).

The proxy advisory firm ISS Proxy Advisory Services (“ISS”) recently issued a flawed report recommending a vote against this proposal, based on concerns about the link between Company performance and the compensation of our Named Executive Officers and the Company’s performance compared to an ISS-created group of purported “peer” companies. The Company strongly disagrees with ISS and its recommendation. The fundamental basis for the ISS recommendation is that the performance of the Company in terms of total shareholder return lags behind a “peer” group established by ISS for comparison purposes, while the compensation of the Company’s CEO is slightly above (1.08 times) the median of that ISS-established peer group. The Company believes that there are many significant errors in the ISS analysis, but those errors start with the fact that ISS has predicated its analysis on a comparison to a completely inappropriate “peer” group. There are other errors which underlie the ISS recommendation and the Company has addressed the most significant (though not all) of them below. We encourage you to review and consider the points below, as well as the information in the “Executive Compensation” section of the Company’s 2012 Proxy Statement (the “Proxy Statement”), before casting your vote on the Company’s “say-on-pay” proposal with respect to executive compensation.

ISS Error One: The ISS “peer” group is composed primarily of companies in wholly unrelated industries and excludes most of AK Steel’s principal competitors

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The ISS list of purported peers consists principally of companies that do not produce or manufacture steel, steelmaking inputs, or even operate in the mining, metals or related industries generally. It includes companies in the chemicals, paper, packaging, plastics and even bubble-wrap business. The ISS peer group is set forth below. Non-steel-related companies used by ISS are highlighted in bold.

Allegheny Technologies Incorporated	MeadWestvaco Corporation (packaging)
Ashland, Inc. (chemicals)	Owens-Illinois, Inc. (glass containers)
Bemis Company, Inc. (packaging)	Reliance Steel & Aluminum Co.
Celanese Corporation (chemicals/plastics)	Rock-Tenn Company (paper/packaging)
Commercial Metals Company	Schnitzer Steel Industries, Inc.
Domtar Corporation (pulp/paper)	Sealed Air Corporation (bubble-wrap packaging)
Eastman Chemical Company (chemicals)	Steel Dynamics, Inc.

•

The ISS peer group includes only two companies which would be considered significant competitors of AK Steel (Allegheny Technologies and Steel Dynamics), and even that competition is limited (Allegheny Technologies only for specialty steel and Steel Dynamics only for limited grades of carbon steel).

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This ISS peer group excludes the companies which would be considered the most direct competitors of AK Steel, such as U.S. Steel Corporation, ArcelorMittal SA and Nucor Corporation. Among those key competitors, AK Steel outperformed U.S. Steel in terms of total shareholder return (“TSR”) over all three periods assessed by ISS: one year, three years and five years. AK Steel’s one year TSR (for 2011) was essentially equivalent to ArcelorMittal and AK Steel outperformed ArcelorMittal with respect to three-year TSR.

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It is unfair and inappropriate to compare the financial performance or executive compensation program of AK Steel to a peer group that consists predominately of companies not in the steel industry and excludes the Company’s major direct competitors. The steel industry is a cyclical industry which was hit harder than most other industries by the recent severe global recession. The success of AK Steel and, to varying degrees, its direct competitors is heavily dependent upon the automotive and housing industries, both of which are still well below their pre-recession levels of business.

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In addition, despite being in a very slow recovery from the most severe recession since the Great Depression, steel input costs over the last few years skyrocketed due to extremely high demand from China for its rapidly growing steel industry. Thus, at the same time that recessionary business conditions were having a depressing impact on finished steel pricing, steelmaking input costs were increasing to record highs. Unlike other industries, the steel industry has been caught during the last few years in an unusual squeeze of lower or constrained pricing, but significantly increasing raw material costs. To compare AK Steel to predominantly companies outside the steel industry which did not face that same challenge is not appropriate or fairly indicative of comparable performance.

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The peer group (“AK Steel Peer Group”) selected by the Company’s Management Development and Compensation Committee is comprised almost entirely (in excess of 85%) of steel and steel-related peer companies, which are affected by substantially similar cyclicality, macroeconomic forces and business challenges.

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Most importantly, AK Steel directly competes with the steel and steel-related companies in the AK Steel Peer Group not only for customers, but also to attract and retain management talent for the Company’s long-term success. Thus, it is the companies within the AK Steel Peer Group with which AK Steel’s compensation program must be competitive in order for the Company to continue to be successful, not the companies in the ISS peer group against whom the Company generally does not compete.

ISS Error Two: The ISS analysis of AK Steel’s performance ignores several key factors which are critical to the Company and thus to its shareholders

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Although predicated primarily upon the Company’s financial performance, the Company’s performance-based compensation program also is designed to incent performance with respect to safety and quality – two hallmarks of the Company’s success and critical components of the Company’s strategy to distinguish itself from its competitors in a very competitive industry.

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ISS essentially ignored the Company’s safety and quality performance in 2011, which were “best of class” and contributed to virtually all (87%) of the annual incentive payments that were made to the Company’s CEO. (There were no long term incentive payments made to the CEO in 2011.)

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ISS expressed “concern” that the Company’s recent TSR performance has been low relative to the other companies in the ISS peer group. However, ISS has failed to take into account or even acknowledge several factors which are vital to understanding the Company’s recent financial performance and opportunities for future financial success.

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Downward pressure on AK Steel’s stock performance has been heavily influenced by the Company’s lack of vertical integration – primarily with respect to iron ore and coal, due principally to high demand from China.

¡

In late 2011 AK Steel addressed these raw material challenges and became vertically integrated through significant investments in an iron ore joint venture and a coal company acquisition. Because of the nature of such large, capital-intensive mining projects, however, the Company expects that it will be at least another couple of years before it begins to fully realize the expected benefit of these investments.

¡

Although the strategic investments are not yet reflected in AK Steel’s stock price, they are important and successful strategic actions taken by the Company in 2011 under the leadership of its CEO to position the Company for the future.

ISS Error Three: ISS ignored the direct link between pay and performance in the Company’s compensation program and the extent to which that has held total CEO compensation stagnant at the Company over the last three years

•	The Board ties a substantial majority of the CEO’s compensation to Company performance. For example, in 2011, as set forth in the Proxy Statement:

¡	68% of the CEO’s total potential compensation was performance-based

¡	The CEO received only 8% of that total potential performance-based compensation

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ISS’ concern that total CEO pay increased by 6.1% in 2011 from 2010 ignores that CEO pay was essentially flat compared to 2010 (up less than 1%) after excluding increased pension value, which was a function principally of age and discount rates and down substantially from 2009.

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The rise in total CEO pay in 2011 from 2010 also included a $325,000 increase in the payment made under the Company’s Annual Incentive Plan, but (as noted above) such payment was attributable almost entirely to the Company’s 2011 performance with respect to safety and quality.

•	Even ignoring these factors, as ISS itself acknowledged, the total pay of the Company’s CEO in 2011 was only 1.08 times the median of the companies comprising the ISS peer group list.

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As disclosed in the Company’s Proxy Statement, the CEO’s recent total compensation over the last three years reveals the effects of the Company’s pay-for-performance compensation philosophy during these challenging economic times:

¡	His base salary has not been increased since January 2010

¡	He did not receive an award under the Long-Term Performance Plan

¡	He received no common stock under the performance share program in 2011 and 2010

¡	Although total CEO pay did increase modestly in 2011, the value of the CEO’s restricted stock and option grants decreased in 2011 from 2010

We value your opinion and urge you to vote.

The AK Steel Board of Directors reiterates its recommendation and requests that you vote

FOR the advisory vote to approve the compensation

of the Company’s Named Executive Officers (Proposal 3).

Safe Harbor Statement

The statements in this letter with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The Company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the Company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

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